                                                                   EXHIBIT 10.15

                          SECURITIES PURCHASE AGREEMENT


         AGREEMENT dated as of July 22, 1991 among K&F Industries, Inc. ("K&F") (successor to Opus Acquisition Corporation), a Delaware corporation (together with its successors, the "Issuer"), Bernard L. Schwartz ("BLS"), Shearson Lehman Hutton Capital Partners II, L.P., Shearson Lehman Hutton Merchant Banking Portfolio Partnership L.P., Shearson Lehman Hutton Offshore Investment Partnership L.P., Shearson Lehman Hutton Offshore Investment Partnership - Japan L.P., and MH capital Partners, Inc. ("MHC")(each, other than the Issuer, a "Purchaser").

         The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1. Definitions. Unless otherwise defined herein, capitalized terms shall have the same meaning and carry the same definitions as provided in the Securities Purchase Agreement dated as of April 27, 1989 among the Issuer, BLS and Shearson Lehman Brothers Holdings Inc. (the "Purchase Agreement").

                                   ARTICLE II

                         PURCHASE AND SALE OF SECURITIES

         SECTION 2.1. Commitments to Purchase. Subject to the terms and conditions herein, the Issuer agrees to issue and sell to each Purchaser and each Purchaser agrees, severally but not jointly, to purchase from the Issuer the shares of Voting Common Stock ("Common Shares") and shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Shares" and, together with the Common Shares, the "Shares") of the Issuer in such amounts as are set forth opposite such Purchaser's name on the signature pages hereof.

         SECTION 2.2. The Closing. (a) The purchases and sale of the Shares will take place at a closing at the offices of K&F at 600 Third Avenue, New York, New York on July 22, 1991 or such other date and location as the Issuer and the Purchasers shall agree.

         (b) At the closing:

                  (i) each Purchaser shall deliver in immediately available funds an amount equal to the aggregate purchase price of the Common Shares and Preferred Shares being purchased by such Purchaser from the Issuer at the Closing; and

                  (ii) the Issuer shall deliver to each Purchaser, against payment of the purchase price therefor, certificates for the Common Shares and Preferred Shares being purchased by such Purchaser at such closing in definitive form and registered in such names and in such denominations (including fractional shares) as such Purchaser shall request not later than one Business Day prior to the Closing Date.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         The Issuer hereby represents and warrants to each Purchaser as follows:

         SECTION 3.1. Disclosure. There is no fact known to the Issuer which has not been disclosed to the Company's board of directors at meetings of the board of directors (other than facts related to general economic conditions of the economy as a whole) which has resulted in a material adverse effect, or, insofar as the Issuer can reasonably foresee, is likely to have a material adverse effect on the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Issuer and its subsidiaries taken as a whole (a "Material Adverse Effect").

         SECTION 3.2. Financial Statements. The audited consolidated balance sheet of the Issuer as of March 31, 1991 and the related consolidated statements of income, shareholder's equity and cash flow for the year ended March 31, 1991 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Issuer and its consolidated subsidiaries as of the date thereof and their consolidated results of operations, shareholders' equity and cash flows for the period then ended.

         SECTION 3.3. Organization and Status. (a) The Issuer is a corporation duly organized, validly existing and in good standing under Delaware law and is duly qualified to transact business in each jurisdiction in which the character of its business makes such qualification necessary, except where such failure to qualify would not have a Material Adverse Effect and the Issuer has all requisite corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its property and assets and to transact the business in which it is engaged.

         SECTION 3.4. Authorization. (a) The Issuer has the requisite corporate power to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it thereof. This Agreement constitutes a valid and binding agreement of the Issuer.

         (b) The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and free and clear of any Lien or other right or claim, except to the extent set forth in the Stockholders Agreement, and each Purchaser will acquire good and valid title to the Shares to be purchased by it free of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as provided in the Stockholders Agreement and the Issuer's certificate of incorporation. The issuance of the Shares is not subject to any preemptive or similar rights which have not been satisfied or waived and holders of the Shares will not be entitled to any preemptive or similar rights, except as set forth in the Issuer's certificate of incorporation.

         SECTION 3.5. No Violation; Consents. The execution, delivery and performance by the Issuer of this Agreement will not (i) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality by which the Issuer is bound, (ii) conflict with or constitute a default under, or give rise to any right of termination or acceleration under any indenture, loan agreement, contract, lease or other agreement to which the Issuer is a party or by which it or any of its property or assets is bound or to which it may be subject, or
(iii) violate any provision of the certificate of incorporation or by-laws of the Issuer. No consent, authorization or order of, or filing or registration with, any court or governmental department, agency or authority is required for the execution, delivery and performance of this Agreement by the Issuer.

         SECTION 3.6. Litigation. Except as set forth in Schedule A hereto, there is no pending or, to the knowledge of the Issuer, threatened action, suit or proceeding before any court, governmental or regulatory authority, agency, commission or board of arbitration against the issuer or which relates to or challenges the legality, validity or enforceability of this Agreement, or which, if an adverse determination were made, could have a Material Adverse Effect.

         SECTION 3.7. Offer of Sale of Securities. Neither the Issuer nor anyone acting on its behalf has offered or sold or will offer or sell any securities or has taken any other action that would subject the issuance and sale of the Shares to the registration provisions of the Securities Act.

                                   ARTICLE IV

                     CONDITIONS TO PURCHASERS' OBLIGATIONS

         The obligation of each Purchaser to purchase the Shares to be purchased by it hereunder is subject to the satisfaction of the following condition: the Purchasers shall have received the opinion of Michael B. Targoff, Esq., dated the Closing Date, to the effect specified in Sections 3.3, 3.4, 3.5 and 3.7.

                                   ARTICLE V

                                INDEMNIFICATION

         SECTION 5.1 Indemnification. The Issuer agrees to indemnify and hold harmless the Purchasers and their respective Affiliates, the respective directors, officers, agents and employees of the Purchasers and their Affiliates, and each other person controlling the Purchasers, any agent of the Purchasers or any of their respective Affiliates within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act and any partner of any of them from and against any losses, claims, damages, liabilities or expenses (including counsel fees and disbursements) arising out of any misrepresentation or breach of any warranty or covenant made or to be performed by the Issuer pursuant to this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1 Applicability of the Purchase Agreement. The parties hereto acknowledge and agree that the Shares purchased hereunder shall be subject to all the terms, conditions and provisions of Article VII and Article X of the Purchase Agreement and to the provisions of the Stockholders' Agreement.

                         SECURITIES PURCHASE AGREEMENT

                        Section 3.6 - Litigation Letters

                                   Schedule A


Michael B. Targoff                                     June 26, 1991

Shereff, Friedman, Hoffman & Goodman                    May 20, 1991

Renner, Kenner, Greive, Bobak, Taylor & Weber            May 6, 1991

Buckingham, Doolittle & Burroughs                        May 6, 1991

     IN WITNESS WHEREOF, the undersigned have entered into this agreement as of the 22nd day of July 1991.


K&F INDUSTRIES, INC.
By:  /s/ K. SCHWARTZ
     -----------------------------
     Title:


BERNARD L. SCHWARTZ                          1,346,154 shares of Common
By:  /s/ BERNARD L. SCHWARTZ                 Stock for $3,646,153.85
     -----------------------------
     Title:


SHEARSON LEHMAN HUTTON CAPITAL               78,384 shares of
  PARTNERS II, L.P.                          Convertible Preferred
                                             Stock for $6,632,571.86
By:  /s/ [ILLEGIBLE]
     -----------------------------
     Title: PRESIDENT


SHEARSON LEHMAN HUTTON MERCHANT              115,353 shares of
  BANKING PORTFOLIO PARTNERSHIP              Convertible Preferred
  L.P.                                       Stock for $9,760,607.00

By:  /s/ [ILLEGIBLE]
     -----------------------------
     Title: VICE PRESIDENT


SHEARSON LEHMAN HUTTON OFFSHORE              31,713 shares of
  INVESTMENT PARTNERSHIP L.P.                Convertible Preferred
                                             Stock for $2,683,399.26
By:  /s/ [ILLEGIBLE]
     -----------------------------
     Title: PRESIDENT


SHEARSON LEHMAN HUTTON OFFSHORE              12,050 shares of
  INVESTMENT PARTNERSHIP -                   Convertible Preferred
  JAPAN L.P.                                 Stock for $1,019,575.72

By:  /s/ [ILLEGIBLE]
     -----------------------------
     Title: PRESIDENT


MH CAPITAL PARTNERS, INC.                    12,500 shares of
                                             Convertible Preferred
By:  /s/ [ILLEGIBLE]                         Stock for $1,057,692.31
     -----------------------------
     Title:

                          [K&F INDUSTRIES LETTERHEAD]

                                                 June 26, 1991


Deloitte & Touche
1633 Broadway
New York, New York  10019

Re: K&F Industries, Inc.

Dear Sirs:

As General Counsel of K&F Industries, Inc. and subsidiaries (the "Company"), I advise you as follows in connection with your examination of the accounts of the Company as at March 31, 1991.

I call your attention to the fact that as General Counsel for the Company I have general supervision of the Company's legal affairs. In such capacity, I review litigation and claims threatened or asserted involving the Company and consult with outside legal counsel with respect thereto where I deem it appropriate.

Subject to the foregoing, to the letters received from Messrs. Shereff, Friedman, Hoffman & Goodman and Renner, Kenner, Greive, Bobak, Taylor & Weber ("Outside Counsel"), I advise you that since March 31, 1990, neither I, nor the lawyer over whom I exercise general legal supervision, have given substantive attention to, or represented the Company in connection with any other loss contingencies coming within the scope of Clause (a) of Paragraph 5 of the Statement of Policy referred to in the last paragraph of this letter.

With respect to Clauses (b) or (c) of Paragraph 5 of the ABA Statement of Policy, I advise you, subject to the last paragraph of this letter, that no matters have been specifically identified.

The information set forth herein is as of June 26, 1991, the date on which we completed our internal review procedures for purposes of preparing this response, except as otherwise noted, and I disclaim any undertaking to advise you of changes which thereafter may be brought

Deloitte & Touche
June 26, 1991
Page 2

to my attention or to the attention of the lawyer over whom I exercise general legal supervision.

This response is limited by, and in accordance with the ABA Statement of Policy Regarding Lawyer's Responses to Auditor's Requests for Information (December
1975); without limiting the generality of the foregoing, the limitations set forth in such generality of the foregoing, the limitations set forth in such Statement on the scope and use of this response (Paragraphs 2 and 7) are specifically incorporated herein by reference, and any description herein of any "loss contingencies" is qualified in its entirety by Paragraph 5 of the Statement and the accompanying commentary (which is an integral part of the Statement). Consistent with the last sentence of Paragraph 6 of the ABA Statement of Policy, this will confirm as correct the Company's understanding that whenever, in the course of performing an unasserted possible claim or assessment that may call for financial statement disclosure, I have formed a professional conclusion that the company must disclose or consider disclosure concerning such possible claim or assessment, I, as a matter of professional responsibility to the Company, will so advise the Company and will consult with the Company concerning the question of such disclosure and the applicable requirements of Statement of Financial Accounting Standards No. 5.


                                                     Very truly yours,

                                                     /s/ MICHAEL B. TARGOFF

                                                     Michael B. Targoff

               [SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN LETTERHEAD]


                                                 May 20, 1991


Mr. Ray Newman
Deloitte & Touche
1633 Broadway
New York, NY  10019

         Re: K&F Industries, Incorporated

Dear Mr. Newman:

         By letter dated April 12, 1991, our client, K&F Industries Incorporated (the "Company") has requested that we furnish you with certain information in connection with your examination of its financial statements for the fiscal year ended March 31, 1991.

         Our response is directed only to matters to which we have devoted substantive attention in the form of legal consultation and, where appropriate, legal representation. In the preparation of this response, our procedures have been limited to an endeavor to determine from lawyers currently in our firm who have performed services for the Company whether such services have involved substantive attention in the form of legal consultation concerning any item that could involve a material loss. Accordingly, it is to be noted that we have made no independent review of the operations of the Company for purposes of this response.

         Without limiting the generality of the foregoing and subject to the reservations expressed in the balance of this letter, we advise you that through the date of this letter, we have not been engaged to give any substantive attention on behalf of the Company in the form of legal consultation or representation in connection with any pending or overtly threatened litigation involving the Company except as set forth below.

         We are representing the Company in two lawsuits relating to the Company's acquisition of the Aircraft Braking Systems Division and the Engineered Fabrics Division from Loral Corporation ("Loral"). In Banner Industries, Inc. v. Bernard

Mr. Ray Newman
May 20, 1991
Page 2

Schwartz, et. al., the Company has been named in a lawsuit along with Loral and the members of the Board of Directors of Loral. Banner Industries, Inc., ("Banner") claims that the Company participated in and aided and abetted the other defendants' breach of duty to Banner, and that the Company and the other defendants defrauded Banner. As best we understand the complaint, Banner alleges that the Company assisted other defendants in breaching their alleged duty to Banner. In the complaint Banner seeks a judgment requiring the defendants to nullify the sale to the Company and to conduct a new auction for the sale of the two divisions of Loral, or alternatively, damages to be determined at trial but in excess of $75 million, plus interest, and punitive damages.

         By order, dated January 18, 1990, the Court granted the Company's and the other defendants' motion to dismiss the fraud claims and denied the Company's and other defendants' motion to dismiss the breach of duty claim. Banner has filed a notice of appeal with respect to the denial of the motion to dismiss the breach of duty claims. Banner's appeal has been perfected, and the Company intends to perfect its appeal at the appropriate time. On February 2, 1990, the Company answered Banner's complaint, denied the material allegations, and denied any wrongdoing. Discovery has commenced, and Banner has been ordered to produce certain materials to defendants. While it is not possible to predict the outcome of litigation, based on our current understanding of the law and the facts, we believe that the likelihood of an adverse outcome that results in a material liability to the Company is remote.

         In Lewis et. al., v. Chapin et. al., the plaintiffs have purported to commence a derivative action against the Company and the directors of Loral claiming the directors breached their fiduciary duties to Loral's shareholders, and that the Company aided and abetted the breach of duty. After the Court denied the Company's motion to dismiss the complaint, the Company answered the complaint, denied its material allegations, and denied any wrongdoing. By agreement of the parties, discovery in this action is being conducted jointly with discovery in the Banner Industries litigation. The plaintiffs seek a judgment requiring the defendants to pay an unspecified amount of damages to Loral because of the alleged wrongs, to pay plaintiff's costs and expenses of the action (including attorneys' fees), and declaring a "break-up fee" null and void and against public policy. The Company intends to defend the action vigorously. Although it is

Mr. Ray Newman
May 20, 1991
Page 3


too early to render any opinion with respect to the outcome of the action, we believe, based on our current understanding of the facts and the law, that the Company has meritorious factual and/or legal defenses to the action.

         This letter which should not be regarded as an opinion, is solely for your information and assistance in connection with your examination of, and report on, the financial statements of the Company. The information set forth herein is as of the date of this letter, except as otherwise noted, and we disclaim any undertaking to advise you of changes which may hereafter be brought to our attention. This letter is not to be quoted in whole or in part or otherwise referred to in the financial statements of the Company or related documents, or filed with any governmental agency or delivered to any other person, without the prior written consent of this firm, except as otherwise required by law.

         This response is limited by, and in accordance with, the ABA Statement of Policy Regarding Lawyers' Response to Auditors' Requests for Information (December 1975); without limiting the generality of the foregoing, the limitations set forth in such Statement and on the scope and use of this response (paragraphs 2 and 7) are specifically incorporated herein by reference, and any description herein of any "loss contingencies" is qualified in its entirety by paragraph 5 of the Statement and the accompanying Commentary (which is an integral part of the Statement).

         Consistent with the last sentence of paragraph 6 of the ABA Statement of Policy and pursuant to the Company's request, this will confirm as correct the Company's understanding as set forth in its audit inquiry letter to us that whenever, in the course of performing legal services for the Company, with respect to a matter recognized to involve an unasserted possible claim or assessment that may call for financial statement disclosure, we have formed a professional conclusion that the Company must disclose or consider disclosure concerning such possible claim or assessment, we, as a matter of professional responsibility to the Company, will so advise the Company and will consult with the

Mr. Ray Newman
May 20, 1991
Page 4

Company concerning the question of such disclosure and the applicable requirements of the Statement of Financial Accounting Standards No. 5.


                                          Very truly yours,

                               /s/ SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN

                                SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN

SFHG:RDW:LGC:RDH:mf

CC: Michael B. Targoff

           [RENNER, KENNER, GREIVE, BOBAK, TAYLOR & WEBER LETTERHEAD]

                                  May 6, 1991

Deloitte & Touche
One Cascade Plaza - 1600                                        [DATE STAMP]
Akron, OH 41398-9804

Re:  Aircraft Braking Systems Corporation

Gentlemen:

Our client, Aircraft Braking Systems Corporation, has requested that we provide you with certain information to assist in the audit of their financial statements for the year ended March 31, 1991. We respond to our client's inquiry of April 16, 1991, as follows.

No judgments were rendered or settlements made on behalf of the company through our firm during the period in interest.

     The company is presently a defendant in a patent infringement suit captioned the B.P. Goodrich Company v. Aircraft Braking Systems Corporation, Case No. 91-048, in the United States District Court for the District of Delaware. The Action was filed January 31, 1991, but proceedings have been stayed pending settlement discussions between the parties. It is our belief that we have strong defenses on both issues of patent infringement and patent validity and should prevail if this case is fully litigated. The parties are presently contemplating nonbinding arbitration as a means for hastening a resolution of the controversy. It is our understanding that our client's exposure in this matter is minimal, for it has not engaged in the active manufacture, sale or distribution of the accused product. Based upon this understanding. Aircraft Braking Systems Corporation would, at worst, be confronted with an injunction barring future infringing activity in the event it were to lose in this litigation.

We are unaware of any unasserted claims or assessments involving Aircraft Braking Systems Corporation.

In the course of performing legal services for the client with respect to a matter recognized to involve an unasserted possible claim or assessment that may call for financial statement disclosure, we have formed a professional conclusion that the client should disclose or

Deloitte & Touche
Page 2
May 6, 1991

consider disclosure concerning such possible claim or assessment, as a matter of professional responsibility to the client, we will so advise the client and will consult with the client concerning the question of such disclosure and the applicable requirements of Statement of Financial Accounting Standards No. 5.

Should you need anything further in this matter, please do not hesitate to contact the undersigned.

                                             Sincerely,

                                             /s/ RAY L. WEBER
                                             Ray L. Weber

RLW:mls

                 [BUCKINGHAM, DOOLITTLE & BURROUGHS LETTERHEAD]

                                  May 6, 1991

Deloitte & Touche
One Cascade Plaza
Akron, OH 44308

     Re:  Aircraft Braking Systems Corporation

Gentlemen:

     By letter dated April 3, 1991, R.W. Johnson, Vice President and Controller of Aircraft Braking Systems Corporation (Company) has requested Buckingham, Doolittle & Burroughs to furnish you with certain information in connection with an audit of the financial records of the Company for the period ended March 31, 1991.

     Please be advised that we represent the Company on specific matters as referred and, therefore, there may exist matters of a legal nature about which we have not been consulted. Thus, we limit this response to matters as to which we have been engaged and to which we have devoted substantive attention on behalf of the Company in the form of legal consultation and/or representation. We call your attention to the fact that although this firm during the past year represented the Company in connection with certain workers' compensation matters before the Ohio Bureau of Workers' Compensation, we are not undertaking to comment herein upon such administrative proceedings.

     We are not undertaking to comment upon loss contingencies that may arise from pending litigation with respect to which the Company is being defended by other counsel, including counsel retained by the Company's insurance carrier. We are also not undertaking to comment in this letter upon (1) loss contingencies that may arise from contractually assumed obligations of the Company, or (2) unasserted claims or assessments, unless the Company has specifically identified such items to us and requested our comment thereon.

     Subject to the foregoing and to the other limitations contained in this letter, we advise that since April 1, 1989 we have not been engaged to give substantive attention to, or

Deloitte & Touche
Page 2


represent the Company in connection with loss contingencies coming within the scope of clause (s) of paragraph 5 of the ABA Statement of Policy Regarding Lawyers' Response to Auditors' Requests for Information (December, 1975) (the "Statement of Policy") and involving individual claims greater than $100,000.00 and matters less than $100,000.00 aggregating greater than $200,000.00, except as follows:

     The Complaint on the Assessment of Real Property that was reported in our letter of June 5, 1990, for the period ended
     March 31, 1990. The most recent complaint of which we have knowledge is a Complaint that was filed by the Springfield Local Board of Education on April 2, 1990, requesting a reevaluation of the Company's real estate at 1204 Massillon Road, Akron, Ohio for tax year 1989. In the Complaint of April 2, 1990, Complainant seeks to have the total taxable value of the real property increased to $5,030,117.00 from the current total taxable value of $1,866,820.00. We are unable at this time to make an estimate as to what increase in the valuation is probable, if any. We have been engaged by the Company to vigorously defend and maintain the present valuation.

     The information set forth herein is as of the date of this letter, except as otherwise noted, and we disclaim any undertaking to advise you of changes which hereafter may be brought to our attention.

     The response is limited by, and in accordance with, the Statement of Policy, without limiting the generality of the foregoing, the limitations set forth in such Statement on the scope and use of this response (paragraphs 2 and 7) are specifically incorporated herein by reference and, any description herein of any "loss contingencies" is qualified in its entirety by Paragraph 5 of the Statement of Policy and the accompanying Commentary (which is an integral part of the Statement). Consistent with the last sentence of Paragraph 6 of the Statement of Policy, and pursuant to the Company's request, this will confirm as correct the Company's understanding as set forth in its audit inquiry letter to us that, whenever in the course of performing legal services for the Company with respect to a matter recognized to involve an unasserted possible claim or assessment that may call for financial statement disclosure, we, have formed a professional conclusion that the Company must disclose or consider disclosure concerning such possible claim or assessment, we as a matter of professional responsibility to the Company, will so advise the Company and will consult with the Company concerning the question of such disclosure and the applicable requirements of Statement of Financial Accounting Standards No. 5.

     This letter is not to be quoted without further consultation with us.

                                              Very truly yours,

                                              BUCKINGHAM, DOOLITTLE & BURROUGHS
                                              A Legal Professional Association

                                              By /s/ EDWARD C. KAMINSKI
                                                 -------------------------------
                                                 Edward C. Kaminski


ECK/gmg
cc: R. W. Johnson, Vice President & Controller
    Aircraft Braking Systems Corporation